Exhibit 4.1(c)

VAN ECK MERK GOLD TRUST
SECOND AMENDMENT TO DEPOSITARY TRUST AGREEMENT
This SECOND AMENDMENT TO DEPOSITARY TRUST AGREEMENT (this “Amendment”), dated as of April 28, 2016, is by and between Merk Investments LLC (“Merk Investments”), a Delaware limited liability company, as the sponsor of the Van Eck Merk Gold Trust (in such capacity, the “Sponsor”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as the trustee of the Van Eck Merk Gold Trust (the “Trustee”):
W I T N E S S E T H:
WHEREAS the Sponsor and the Trustee entered into that certain Depositary Trust Agreement, dated as of May 6, 2014 (the “Trust Agreement”), which created the Merk Gold Trust (the “Trust”);
WHEREAS Merk Investments entered into a Marketing Agent Agreement (the “Marketing Agent Agreement”) dated October 22, 2015, with Van Eck Securities Corporation (“Van Eck”), a Delaware corporation, to assist in marketing the Merk Gold Shares (the “Shares”);
WHEREAS the Sponsor and the Trustee, pursuant to the Marketing Agent Agreement, amended the Trust Agreement on October 22, 2015, in order to change the name of the Trust from “Merk Gold Trust” to “Van Eck Merk Gold Trust” and to change the name of the Shares from “Merk Gold Shares” to “Van Eck Merk Gold Shares”;
WHEREAS Van Eck, as the Marketing Agent of the Shares, has rebranded as “VanEck” and has requested that the name of the Trust be further changed to “VanEck Merk Gold Trust” and the name of the Shares to “VanEck Merk Gold Shares”;
WHEREAS the Sponsor has obtained (or will have obtained concurrent with effectiveness of this Amendment) all approvals necessary for such change of name; and
WHEREAS the Sponsor and the Trustee desire to amend the Trust Agreement pursuant to Section 6.1 of the Trust Agreement to refer to the new name of the Trust,
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee hereby agree as follows:
1.       Effective on April 28, 2016, the name of the Trust shall be “VanEck Merk Gold Trust” and all references to “Van Eck Merk Gold Trust” in the Trust Agreement shall be amended to read “VanEck Merk Gold Trust,” and the Shares shall be known as the “VanEck Merk Gold Shares.”
2.       In accordance with Section 6.1 of the Trust Agreement, the Sponsor hereby certifies to the Trustee that the provisions of this Amendment do not impose or increase any fees or charges relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners or Beneficial Owners, provided, nothing herein waives or otherwise limits the Sponsor’s further rights pursuant to Section 6.1 of the Trust Agreement to increase or decrease the amount of the Sponsor’s Fee under specified conditions therein.
3.       This Amendment may be signed in counterparts and by computer scanned or facsimile transmission of an originally executed document, each of which when taken together shall constitute one agreement binding on all the parties notwithstanding that not all the parties are signatories to the same counterpart.
4.       Except as expressly amended by this Amendment, the Trust Agreement shall remain in full force and effect.
5.       In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.
6.       This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.
7.       Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Trust Agreement.
8.       By entering into this Amendment, the Trust and the Trustee do not become parties to the Marketing Agent Agreement.  The Trustee does not hereby grant any consent, express or implied, or undertake to grant any consent, or make any agreement, other than as expressly provided herein.
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IN WITNESS WHEREOF, MERK INVESTMENTS LLC and THE BANK OF NEW YORK MELLON have duly executed this Second Amendment to the Depositary Trust Agreement as of the day and year first set forth above.

(Second Amendment to Depositary Trust Agreement acknowledgment, Trustee)

[Second Amendment to Depositary Trust Agreement acknowledgment, Trustee]